                                     EXHIBIT 10.7


                                                           Form Approved 8/16/85

                         SPECIAL USE LEASE AGREEMENT NO. 707

                                                      Fund: School

The STATE OF UTAH, acting by and through the DIVISION OF STATE LANDS & FORESTRY, LESSOR, hereby leases to Kelmine Corporation, LESSEE, P.O. Box 1383, Moab, UT 84532, the following described tract of State land in San Juan County, Utah, to-wit:


                             T30S, R25E SLB&M  San Juan
                             ----------------
                             Sec. 36: NW4 (portions within,
                                      NE4SW4 (portions within)

                             Containing 55.25 acres

    TO HAVE AND TO HOLD for a term of Sixteen (16) years, beginning as of August 1, 1986, subject to any and all existing valid rights in said land and subject also to the following terms and conditions. LESSOR and LESSEE enter into this Special Use Lease Agreement for the purpose that LESSEE develop the land in the manner hereinafter described and consistent with the principles and objectives of land development expressed and implicit in the Enabling Act of Utah (Act of July 16, 1894, Ch. 138, 28 Stat. 107) and Article X of the Constitution of the State of Utah.

    1. The subject tract shall be used by LESSEE for the purpose of a copper ore processing plant. All improvements constructed on the subject tract shall comply with the applicable provisions of the Uniform Building Code, Current Edition, International Conference of Building Officials.

    2. LESSEE shall pay, to the LESSOR as rental, for the subject tract the sum of $1000.00 per annum for the first year period of this lease. LESSOR acknowledges the receipt of $1000.00 which is payment of this rental for the year August 1, 1986 through July 31, 1987, plus the $50.00 application fee. Failure to pay the rental for a period of one month from the date such rent is due, and upon expiration of a written notice from LESSOR to LESSEE requiring performance within thirty (30) days, shall work a forfeiture of this lease.

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SULA 707
Page No. 2

    3. LESSEE agrees that LESSOR shall have the right to adjust the annual rentals as provided for in PARAGRAPH 2 at the end of each one (1) year period as LESSOR shall deem to be reasonably necessary in the best interest of the State.

    LESSEE also agrees that at the end of five (5) years from the date of this lease, and, if necessary, for each two (2) year period thereafter, LESSEE has not developed the land as proposed in Paragraph (1), LESSEE shall then be required to appear before the Board of State Lands and show that it has exercised due diligence toward development of the land. If LESSEE fails to show due diligence, then LESSEE agrees that LESSOR may at its option, terminate this lease agreement as to any or all the land leased hereunder. In the event LESSOR so terminates, LESSEE's interest in the land shall revert to the State.

    4. LESSEE, in exercising the privileges granted by this lease, shall comply with the provisions of all valid Federal, State, County, and Municipal laws, ordinances, and regulations which are applicable to the subject tract and operations covered by this lease.

    5. The acquisition or assumption by another party under an agreement with the LESSEE of any right or obligation of the LESSEE under this lease shall be ineffective as to the LESSOR unless and until LESSOR shall have been notified of such agreement and shall have recognized and approved the same in writing, and in no case shall such recognition or approval: (i) operate to relieve the LESSEE of the responsibilities or liabilities assumed to LESSOR as hereunder; or (ii) be given unless such other party is acceptable to LESSOR as a lessee, and assumes in writing all of the obligations of the LESSEE under the terms of this lease as to the balance of the term thereof, or acquires the rights in trust as security and subject to such conditions as be necessary for protection of the public interests.

    6. LESSEE shall be bound by all of the provisions, conditions, and prohibitions of Chapter 14 of Title 73, Utah Code Annotated (1953) as amended. No waste or by-products shall be discharged which contain any substance in concentrations which will result in substantial harm to fish and wildlife, or to human water supplies. Storage facilities for materials capable of causing water pollution, if accidentally discharged, shall be located so as to prevent any spillage into waters, or channels leading into water, that would result in substantial harm to fish and wildlife or to human water supplies.

    7. LESSEE shall take reasonable precautions to protect, in place, all public land survey monuments and private property corners.


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SULA NO. 707
Page No. 3

    8. LESSEE agrees to permit LESSOR free and unrestricted access to and upon the subject tract at all reasonable times for all lawful and proper purposes not inconsistent with the intent of this lease or with the reasonable exercise and enjoyment by the LESSEE of the rights and privileges granted herein.

    9. It is hereby understood and agreed that all treasure-trove and all articles of antiquity in or upon the subject lands are and shall remain the property of the of Utah. LESSEE shall report any discovery of a "site" or "specimen" to the Division of State History in compliance with the provisions of
Section 63-18-27, Utah Code Annotated (1953), as amended.

    10. This lease may be terminatee by LESSOR upon breach of any conditions hereof. If LESSOR determines that the LESSOR, its assigns or successors in interest have breached any conditions of this lease, LESSOR shall notify the breaching party (parties) in writing by certified mail, return receipt requested, specifying the particular breach. The breaching party (parties) shall have thirty, (30) days from the date of such notice, or such longer period as may be required under the circumstances as approved by the Division to correct such breach. If breaching party (parties) fails (fail) to correct such breach within such period, LESSOR may terminate this lease upon thirty (30) days notice; provided, however, such termination shall not release breaching party (parties) from liability for damage prior to such termination.

    11. This lease is made pursuant to the provisions of all applicable laws and subject to the rules and regulations of the departments and agencies of the State of Utah presently in effect and to such laws, rules and regulations as may be hereafter promulgated by the State.

    12. LESSEE agrees at the time of commencement of construction to furnish a bond with an approved corporate surety company authorized to transact business in the State of Utah, or such other surety as may be acceptable to the LESSOR, in the penal sum of not more than Five Thousand Dollars ($5,000.00) conditioned upon full compliance with all terms and conditions of this lease and the Rules and Regulations relating hereto.

    13. LESSEE shall permit any authorized representative cf the LESSOR to examine all books and records pertaining to its operations and royalties payable to LESSOR under the lease at their regular place of business with reasonable notice, and to make copies of and extracts from such books and records if desired.

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SULA 707
Page No. 4

    14. LESSEE shall neither commit nor permit any waste on the said leased lands. LESSEE shall maintain said lands in good condition and at its own expense, free from any nuisance. Surface areas will be cleaned of all trash and debris to the satisfaction of the LESSOR. LESSEE shall maintain the leased premises to standards of repair, orderliness, neatness, sanitation, and safety as required by law and applicable regulations.

    15. LESSEE shall have the right to remove any improvements and any personal property placed on the lands by LESSEE, provided that the same shall be removed within sixty (60) days after the expiration of the term of this lease, provided that the LESSEE shall properly restore any damage caused thereby to the subject tract or any improvements remaining thereof; provided further, that LESSOR shall also have the right to retain without compensation to LESSEE, but with costs of removal and disposal chargeable to LESSEE, those improvements and items of personal property left upon the leased premises beyond sixty (60) days after the expiration of this lease.

    16. LESSEE assumes liability for and agrees to indemnify LESSOR for and against any and all liability, including attorney's fees, of any nature imposed upon, incurred by, or asserted against LESSOR which in any way relates to or arises out of the activity or presence upon the premises of LESSEE, its servants, employees, agents, sublessees, assignees or invitees.

    17. LESSEE shall not assign this lease, in whole or in part, nor sublease the leased premises, nor allow unauthorized or commercial use of the premises without obtaining the prior written consent of LESSOR.

    18. LESSEE expressly reserves the right to lease said lands to third parties for mineral exploration and/or development purposes together with the right to grant the mineral lessee reasonable access by ingress and egress to and from the mineral estate through the surface estate in connection with mineral exploration and/or develonment, but without damage to improvements made by LESSEE.

    19. LESSOR claims titlia in fee simple, but does not warrant to LESSEE the validity of title to the leased premises. LESSEE shall have no claim from damages or refund against the LESSOR for any claimed failure or deficiency of LESSOR's title to said lands or for interference by any third party.

    20. If LESSEE shall initiate or establish any water rights on the leased premises, such right shall become an appurtenance of the leased premises. LESSEE agrees that any existing application to appropriate water on said State land shall be transferred to the Division of State Lands after the application has been completed,


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SULA NO. 707
Page No. 5

without any cost to the State. It is expressly understood and agreed that this lease does not confer any rights upon LESSEE to use any water presently developed on the subject lands.

    21. LESSEE shall at all times observe reasonable precautions to prevent fire on the leased premises and shall comply with all applicable laws and regulations of any governmental agency having jurisdiction. In the event of a fire on the leased premises proximately caused by LESSEE, its servants, employees, agents, sublessees, assignees or licensees which necessitates suppression action by the State Forester, LESSEE agrees to reimburse LESSOR for the cost of such fire suppression action.

    22. LESSEE shall comply with any and all valid sanitation and pollution regulations prescribed by any governmental agency having jurisdiction; and the LESSEE agrees to indemnify LESSOR for any damage which LESSOR may suffer which arises out of the improper or unlawful disposal of refuse associated with said land.

    23. LESSEE may fence the leased premises at his own expense, but if there is no fence erected, LESSEE shall have no right of action against any other State grazing permittee by reason of a trespass upon the leased premises.

    24. In the event of any breach of this agreement, the party at fault shall pay all costs of enforcing the same, including reasonable attorney's fees.

    25. Any notice contemplated herein to be served upon LESSEE shall be in writing and shall be deemed sufficient if deposited in the United State mail, postage prepaid and certified or registered, and addressed as follows:

                             Kelmine Corporation
                             P.O. Box 1383
                             Moab, UT 84532

or at any such other address as LESSEE may from time to time designate by written notice to LESSOR.

    26. The provisions hereof shall inure to and be binding upon the successors and assigns of LESSEE.


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SULA NO. 707
Page No. 6

    27. IN WITNESS WHEREOF, the Director of the Utah Division of State Lands and Forestry has executed this instrument as of the 15th day of December, 1986, by authority of a resolution of the Board of State Lands, dated January 20, 1982.

                                  LESSOR:   STATE OF UTAH
                                            DIVISION OF STATE LANDS AND
                                            FORESTRY
                                            355 West North Temple
                                            3 Triad Center, Suite 400
                                            Salt Lake City, UT 84180

                                      By:   /s/ Ralph A. Miles
                                                ------------------------

                                  LESSEE:   Kelmine Corporation
                                            P.O. Box 1383
                                            Moab, UT 84532


                                      By:   /s/ [Illegible]
                                                ------------------------

STATE OF UTAH           )
                        :  SS.
                        )
COUNTY OF SALE LAKE

    On the 15th day of December, 1986, personally appeared before me Ralph A. Miles, who being by me duly sworn did say that he is the Director of the Division of State Lands and Forestry of the State of Utah, and that said instrument was signed in behalf of said Board by resolution of the Board, and said Ralph A. Miles acknowledged to me that said Board executed the same in behalf of the State of Utah.

    Given under my hand and seal this 15th of December, 1986.

                                  /s/ Cherrie Clay
                                  ----------------------------------
                                  Notary Public, residing at: [Illegible]

My Commission Expires: 6/26/88

APPROVED AS TO FORM:
UTAH ATTORNEY GENERAL
DAVID L. WILKINSON

BY: /S/ David S. Christensen
    -------------------------------


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SULA NO. 707
Page No. 7

    28.

STATE OF UTAH        )
                     : SS
COUNTY OF            )

    On the 5th day of December, 1986, personally appeared before me Charles 0. Keller who being duly sworn did say that he is the President of Kelmine Corporation, and said Charles 0. Keller acknowledge to me that said company executed the same.

    Given under my hand and seal this 5th day of December, 1986.


                                  /s/ [Illegible]
                                  -------------------------------
                                  Notary Public, residing at:



My Commission Expires: